EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Investment Committee

HCC Insurance Holdings, Inc. 401(k) Plan:

We consent to the incorporation by reference in the Registration Statement of HCC Insurance Holdings, Inc. on Form S-8 (No. 333-68771) of our Report dated June 29, 2015, on our audit of the financial statements of the HCC Insurance Holdings, Inc. 401(k) Plan as of and for the years ended December 31, 2014 and 2013, which report is included in this Annual Report on Form 11-K.

/s/ Ham, Langston & Brezina, L.L.P.

Houston, Texas
June 29, 2015